Contact:
Crocker Coulson, President	Yuanmei Ma, Chief Financial Officer
Leslie Richardson, Financial Writer	Zhongpin Inc.
CCG Elite	86-010-82861788
646-213-1915
crocker.coulson@ccgir.com

For Immediate Release

Zhongpin Inc. Announces the Closing
of $50 Million Equity Investment

Changge City, Henan Province, China - October 9, 2007 - Zhongpin Inc. (OTC BB: ZHNP) (“Zhongpin”), a leading meat and food processing company in the People’s Republic of China (“PRC”), announced that it has successfully closed with certain accredited institutional investors the private placement of 6,250,000 shares of common stock at a purchase price of $8.00 per share, for gross proceeds of $50 million. Roth Capital Partners, LLC and European American Equities, Inc., a subsidiary of TerraNova Capital Partners, Inc., acted as the placement agents for this transaction.

For more detailed information on the financing referred to in this release, reference is made to Zhongpin’s Current Report on Form 8-K and related exhibits filed with the Securities and Exchange Commission on Tuesday, October 2, 2007.

The common stock issued in the private placement has not been registered under the Securities Act of 1933, as amended, and may not be subsequently offered or sold by the investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Zhongpin has agreed to file a registration statement covering the resale by the investors of the common stock issued in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products, and fruits and vegetables, in the PRC. Its distribution network in the PRC spans more than 20 provinces and includes over 2,800 retail outlets. Zhongpin's export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan and South Korea. For more information, contact CCG Elite directly or visit Zhongpin’s website at www.zpfood.com.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release constitute forward-looking statements within the meaning of Federal securities laws. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of the company’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: unanticipated changes in product demand, interruptions in the supply of live pigs/raw pork, downturns in the Chinese economy, delivery delays, freezer facility malfunctions, poor performance of the retail distribution network, changes in applicable regulations, and other information detailed from time to time in the company's filings and future filings with the United States Securities and Exchange Commission.

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